FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
February 6, 2009	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS SECOND QUARTER RESULTS

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. (“Bank”), today announces net income for the second quarter of fiscal 2009 of $888,000, an increase of $15,000, or 1.7%, as compared to $873,000 earned during the same period of the prior fiscal year.  This equated to $0.40 per diluted common share, an increase of 2.6% as compared to $0.39 per diluted common share earned during the same period of the prior fiscal year.  Net income for the first six months of fiscal 2009 was $1.8 million, an increase of $128,000, or 7.6%, as compared to $1.7 million earned during the same period of the prior fiscal year.  This equated to $0.82 per diluted common share, an increase of 7.9% as compared to $0.76 per diluted common share earned during the same period of the prior fiscal year.  The increase in quarterly and year-to-date earnings was primarily due to an increase in net interest income of $687,000 and $1.5 million, respectively, partially offset by decreases of $362,000 and $614,000, respectively, in non-interest income (the result of charges to record the other-than-temporary impairment of Company investments), increases of $228,000 and $369,000, respectively, in non-interest expense, and increases of $110,000 and $400,000, respectively, in loan loss provisions, as compared to the same periods of the prior year.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $35.4 million, or 8.5%, to $453.3 million at December 31, 2008, as compared to $417.8 million at June 30, 2008.  This growth was primarily due to the Company’s leveraged use of the investment by the U.S. Treasury Department of $9.6 million under its Capital Purchase Program.  Asset growth has been funded primarily with Federal Home Loan Bank (FHLB) advances and the Treasury investment.

The Treasury Department created the Capital Purchase Program with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  As of December 31, 2008, the Company has increased loan balances by $8.2 million in the current fiscal year, and by $31.6 million over the last twelve months.  Additionally, the Company has contributed to the accomplishment of that objective by leveraging the Treasury’s investment to support the purchase of $15 million in agency-backed collateralized mortgage obligations (CMOs) and $4.5 million in municipal debt, helping to improve the availability of credit in two distressed markets.  These are investments that the Company would not likely have made, absent the Treasury investment.  Including both investment securities and direct loans, the Company has increased its investment in credit markets by $52.6 million over the last twelve months.

Available-for-sale investments increased $18.4 million, or 46.1%, to $58.3 million at December 31, 2008, as compared to $39.9 million at June 30, 2008.  Investment growth was primarily comprised of CMOs and municipal bonds.  Loans, net of the allowance for loan losses, increased $8.2 million to $351.2 million at December 31, 2008, an increase of 2.4%, as compared to $343.1 million at June 30, 2008.  The increase primarily reflects growth in commercial real estate loans of $3.7 million, and commercial loans of $2.5 million.  Asset quality remains strong, with annualized net loan charge-offs for the first six months of fiscal 2009 totaling 0.15% of average loans, compared with annualized net recoveries of 0.07% during the same period of the prior year.  Our allowance for loan losses at December 31, 2008, totaled $3.9 million, representing 1.10% of total loans and 2,120% of non-performing loans, compared to $3.6 million, or 1.03% of total loans, and 58,865% of non-performing loans, at June 30, 2008.  The increased allowance was primarily due to management assumptions regarding the health of the national and regional economy, and the potential for declining real estate collateral values, as well as increased loan portfolio balances in the fiscal year-to-date.  In general, the Company does not anticipate that it will realize the level of credit problems that have been experienced by financial institutions more heavily involved in either subprime or Alt-A (e.g., low- or no-documentation) residential lending, or construction and development lending.

Total liabilities increased $25.6 million to $413.0 million at December 31, 2008, an increase of 6.6% as compared to $387.3 million at June 30, 2008.  Deposits decreased $6.2 million to $286.0 million at December 31, 2008, a decrease of 2.1%, as compared to $292.3 million at June 30, 2008.  The decrease in deposits was due primarily to a $13.7 million decrease in public unit deposits, most of which was anticipated and scheduled draws on bond proceeds.  The decrease in deposits was comprised of a $13.2 million decrease in money market savings and deposit accounts, a $3.6 million decrease in certificates of deposit, and a $2.8 million decrease in statement savings accounts.  Checking accounts increased $12.1 million as the Company introduced a new, high-rate “rewards checking” product.  The average loan to deposit ratio for the quarter was 124% as compared to 117% for the same period of the prior year.  The decrease in deposits was offset by an increase in FHLB advances of $28.6 million, or 44.7%, to

$92.7 million at December 31, 2008, as compared to $64.1 million at June 30, 2008.  At December 31, 2008, FHLB borrowings included $25.2 million in short-term borrowings, compared to $5.6 million in short-term borrowings at June 30, 2008.  The Company secured $9.0 million in long-term, callable advances during the first six months of fiscal 2009, but met most funding needs through overnight borrowings due to the abnormally steep yield curve and anticipated public unit inflows around the end of the calendar year, based on historical trends.

The Company’s stockholders’ equity increased $9.8 million, or 32.1%, to $40.3 million at December 31, 2008, from $30.5 million at June 30, 2008.  The increase was due primarily to the $9.6 million investment in preferred equity by the U.S. Treasury Department under the terms of its Capital Purchase Program.  Additionally, capital increased due to retention of net income, an increase in the market value of the Company’s available-for-sale investment portfolio, and the exercise of stock options outstanding, partially offset by stock repurchases and cash dividends paid.

Income Statement Summary:

The Company’s net interest income for the three- and six-month periods ended December 31, 2008, was $3.5 million and $6.9 million, respectively, increases of $687,000, or 24.8%, and $1.5 million, or 27.9%, respectively, as compared to the same periods of the prior fiscal year.  For both the three- and six-month periods, the increases reflected an expansion of our net interest rate spread, and our growth initiatives, which resulted in increased average balances of both interest-earning assets and interest-bearing liabilities.  Our interest rate spread was 3.12% and 3.16%, respectively for the three- and six-month periods ended December 31, 2008, as compared to 2.74% and 2.67%, respectively, for the same periods of the prior fiscal year.  The increases in average interest rate spread, compared to the same periods of the prior fiscal year, were the result of a decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a decrease in loan yields.

The provision for loan losses for the three- and six-month periods ended December 31, 2008, was $200,000 and $600,000, as compared to $90,000 and $200,000 for the same periods of the prior year.  The increases in provisions were primarily due to management’s belief that it is appropriate to maintain larger reserves in light of continuing deterioration of the credit and housing markets.  In addition, the Company’s growth, over the last several years, in its commercial and commercial real estate loan portfolios has required increased provisions for loan losses, as those loan types generally carry additional inherent risk.

The Company’s non-interest income for the three- and six-month periods ended December 31, 2008, was $240,000 and $576,000, respectively, decreases of $362,000, or 60.1%, and $614,000, or 51.6%, compared to the same periods of the prior fiscal year.  The decreases were primarily due to the charges incurred to recognize the other-than-temporary impairment (“OTTI”) of investments held by the Company.  Outside those charges, non-interest income would have increased 2.2% and 5.5%, respectively, in the three- and six-month periods ended December 31, 2008, attributable to increased debit card activity fees and secondary market loan sale income in the three-month period, and attributable to debit card activity fees and NSF fee collections in the six-month period.

Non-interest expense for the three- and six-month periods ended December 31, 2008, was $2.2 million and $4.2 million, respectively, increases of $228,000, or 11.6%, and $369,000, or 9.5%, respectively, compared to the same periods of the prior fiscal year.  For both the three- and six-month periods ended December 31, 2008, the increases in non-interest expense were primarily in the categories of compensation and benefits and deposit insurance assessments.  The efficiency ratio for the three- and six-month periods ended December 31, 2008, was 59.7% and 56.7%, respectively, compared to 58.6% and 58.8%, respectively, for the same periods of the prior fiscal year.

Income tax provisions for the three- and six-month periods ended December 31, 2008, were $404,000 and $830,000, respectively, decreases of $28,000, or 6.5%, and $2,000, or 0.3%, compared to the same periods of the prior fiscal year.  Our effective tax rate for the three- and six-month periods ended December 31, 2008, was 31.3% and 31.4%, respectively, as compared to 33.1% and 33.0%, respectively, for the same periods of the prior fiscal year.  For both the three-and six-month periods, the decrease in the effective tax rate was attributable to the Company’s investment in tax-exempt securities and purchases of tax credits; the decrease in tax provisions was due to the lower effective tax rate, partially offset by higher pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	Dec. 31, 2008	June 30, 2008

Total assets	$453,257,000	$417,820,000
Available-for-sale securities	58,326,000	39,915,000
Loans, net	351,252,000	343,070,000
Allowance for losses on loans	3,901,000	3,567,000
Non-performing assets	463,000	68,000
Deposits	286,047,000	292,257,000
FHLB advances	92,675,000	64,050,000
Securities sold under repurchase agreements	25,518,000	21,804,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	40,260,000	30,472,000

Equity to assets ratio	8.88%	7.29%
Allowance as a percentage of gross loans	1.10%	1.03%
Non-performing loans as a percentage of loans	0.05%	0.00%

Per common share:

Closing Market Price	$11.09	$15.49
Tangible book value / common share	13.93	13.11

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2008	2007	2008	2007
Net interest income	$3,458,000	$2,771,000	$6,912,000	$5,403,000
Provision for loan losses	200,000	90,000	600,000	200,000
Noninterest income	240,000	602,000	576,000	1,189,000
Noninterest expense	2,206,000	1,978,000	4,244,000	3,874,000
Income taxes	404,000	432,000	830,000	832,000
Net income	$888,000	$873,000	$1,814,000	$1,686,000

Per common share:
Net earnings:
Basic	$.40	$.40	$.82	$.77
Diluted	$.40	$.39	$.82	$.76

Cash dividends	$.12	$.10	$.24	$.20

Average common shares outstanding	2,129,827	2,170,191	2,163,562	2,184,623
Average diluted common shares outstanding	2,130,508	2,210,585	2,165,467	2,225,306

Profitability Ratios:

Return on average assets	0.82%	0.90%	0.85%	0.88%
Return on average common equity	11.24%	11.86%	11.62%	11.54%

Net interest margin	3.37%	3.06%	3.41%	3.00%
Net interest spread	3.12%	2.74%	3.16%	2.66%

Efficiency Ratio	59.65%	58.64%	56.68%	58.77%